Exhibit 5

Postbus 1110
3000 BC  Rotterdam                       Rotterdam, March 31, 2003
Weena 750
3014 DA  Rotterdam
T  +31 10 224 00 00
F  +31 10 414 84 44
                                         CNH Global N.V.
Bart Th. Derogee                         Global Management Offices
T  +31 10 224 03 81                      100 South Saunders Road
F  +31 10 224 05 55                      Lake Forest, Illinois 60054
bart.derogee@nautadutilh.com






                    Ladies and Gentlemen,

                         We have acted as counsel for CNH Global N.V., a
                    corporation organized under the laws of the Kingdom of the Netherlands (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") to effect registration of 10,000,000 Common Shares of the Company (the "Shares") pursuant to the Securities Act of 1933, as amended (the "Securities Act") to be issued from time to time pursuant to the CNH U.S. Retirement Savings Plan, as amended (the "Plan").

                         For the purposes of this opinion, we have examined the
                    Registration Statement and such documents and other records of the Company, and certificates of public officials and officers of the Company as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us in copies.

                         The opinion expressed below is limited to the laws of
                    The Netherlands and we do not express any opinion concerning any other law.

                         Based upon and subject to the foregoing, we are of the
                    opinion that the Shares have been duly authorized by all necessary corporate action and, when (a) issued and delivered in accordance with the terms of the Plan and (b) paid for in full by the relevant employer, the Shares will be validly issued, fully paid and non-assessable.


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                                        Rotterdam, March 31, 2003

                         We consent to the filing of this opinion as an exhibit
                    to the Registration Statement.

                    Very truly yours,

                    For and on behalf of
                    Nauta Dutilh N.V.


                    /s/ Bart Th. Derogee
                    Bart Th. Derogee

















                    NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services ("overeenkomst van opdracht") with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
                    ABN AMRO Bank 42.61.85.323; Fortis Bank 64.02.57.747; ING
                    Bank 69.33.63.282; Postbank 9047; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.